Exhibit 5.2

[F.N.B. CORPORATION LETTERHEAD]

August 30, 2016

Board of Directors

F.N.B. Corporation

12 Federal Street

One North Shore Center

Pittsburgh, PA 15212

Ladies and Gentlemen:

I am the Chief Legal Officer of F.N.B. Corporation, a Pennsylvania corporation (the “Company”), and I am familiar with the proceedings taken by the Company in connection with the preparation and filing of Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) to the Registration Statement on Form S-3 (File No. 333-204274) (the “Registration Statement”), which is being filed on the date hereof with the Securities and Exchange Commission (the “Commission”). The aforementioned Registration Statement was originally filed with the Commission on May 18, 2015. As amended by the Post-Effective Amendment and supplemented by a prospectus supplement dated February 24, 2016 (the “Directors Plan Prospectus Supplement”), the Registration Statement and the base prospectus contained therein relate to the issuance of 327,104 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), pursuant to outstanding equity awards under the Metro Bancorp, Inc. 2011 Directors Stock Option Plan (the “2011 Directors Plan”) and the issuance of 171,684 shares of Common Stock pursuant to outstanding equity awards under the Metro Bancorp, Inc. Amended 2001 Directors Stock Option Plan (the “2001 Directors Plan”). Further, as amended by the Post-Effective Amendment and supplemented by a second prospectus supplement dated February 24, 2016 (the “Employee Plan Prospectus Supplement” and, together with the Directors Plan Prospectus Supplement, the “Prospectus Supplements”), the Registration Statement and the base prospectus contained therein also relate to the issuance of 1,078,191 shares of Common Stock pursuant to outstanding equity awards under the Metro Bancorp, Inc. Amended and Restated 2006 Employee Stock Option and Restricted Stock Plan (the “2006 Employee Plan”).

As counsel to the Company, I have participated in all corporate proceedings in connection with the preparation and filing of the Post-Effective Amendment. I have also examined the Company’s Articles of Incorporation and By-Laws, as currently in effect, the corporate minutes and other proceedings and the records relating to the authorization and offering of the Common Stock under the Registration Statement and the base prospectus contained therein, as supplemented by the Prospectus Supplements, and such other documents and matters of law as I have deemed necessary or appropriate in order to render this opinion. In rendering this opinion, I have, with your consent, assumed the genuineness of all signatures or instruments relied upon by me, and the conformity of certified copies submitted to me with the original documents to which such certified copies relate.

Based upon the foregoing, it is my opinion that the Common Stock, when issued by the Company as described in the applicable Prospectus Supplement to the Registration Statement, will be duly authorized, legally and validly issued and outstanding, fully paid and nonassessable.

I hereby consent to the filing of this opinion as an Exhibit to the Post-Effective Amendment. By providing such consent, I do not admit that I come within the categories of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Respectfully,

/s/ James G. Orie

James G. Orie

Chief Legal Officer